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                                                                    Exhibit 10.1

                                [IESI LETTERHEAD]

January 20, 2003


Mr. Thomas J. Fowler
1601 Elm Street, Suite 4000
Dallas, TX  75201

Mr. Fowler:

This letter serves as a confirmation of our offer of employment with IESI at our corporate office in Haltom City, Texas. The following are the terms of this offer:

1. Your start date will be February 17, 2003 or another mutually agreed to date.

2. Your job title will be Vice President, Secretary, and General Counsel reporting to Mickey Flood, President & CEO. This is a salaried, exempt position with a bi-weekly starting salary of $6,153.85. Salary reviews will be done annually starting in January 2004. Provided performance expectations are met and employment is continued, your base annual salary will be $180,000 in 2004 and $200,000 in 2005.

3. In addition to your base salary, you will receive a car allowance of $700 per month.

4. During the course of your employment, you will be eligible for the same bonus structure as other similarly situated employees. This bonus structure is currently 25% of base salary based on IESI Corporation achieving the budgeted EBITDA margin. In 2003, you will be guaranteed a bonus of at least $20,000 to be paid in 2004 upon the completion of year-end financials.

5. As a corporate management employee, you will be eligible to participate in the IESI Stock Option Plan. Option grants are reviewed annually and subject to IESI's Board of Directors approval. In 2003, you will be granted 2000 options.

6. You will be eligible for benefits as outlined in the enclosed summary as may be modified herein. During your first calendar year of employment you shall be entitled to two (2) weeks of paid vacation, increasing to three
      (3) weeks, commencing on your second calendar year. Beginning on March 10, 2003 through March 14, 2003 you will be permitted to take a previously planned vacation that will not be counted against your allocated two (2) weeks for the 2003 calendar year. As with other similarly situated employees, IESI will pay the cost of any medical and dental coverage that you elect for yourself and your family. The costs of your COBRA insurance, if any, will be reimbursed during your waiting period for IESI's health plans.

7. IESI will reimburse you for any professional courses you are required to take to maintain both your C.P.A. status and law license.

8.    The attached 12-month Severance Agreement is made part of this offer.

9. There are 26 pay periods in the year with the pay date being every other Friday and paying current.


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10.   This agreement does not constitute a contract of employment. Your employment with IESI is at-will and subject to termination by you or the company at any time.

11. This offer is contingent upon your passing a drug test to be completed at a facility designated by IESI prior to your start date.

If you have any questions, please feel free to contact me at (817) 314-5800. I look forward to working with you.

Sincerely,
/s/ Mickey Flood
Mickey Flood
President and C.E.O.

/jt


cc.  Joyce Thummel


Accepted: /s/ Thomas J. Fowler                                   2/17/03
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          Signature                                              Date







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